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                                                                  EXHIBIT (a)(7)



                        [FORM OF CONFIRMATION OF RECEIPT
                              OF ACCEPTANCE LETTER]



     This confirms that we have received your Acceptance Letter to the Offer to Exchange options held by eligible employees under the Oak Technology, Inc. 1994 Stock Option Plan, as amended, for new options. Pursuant to the Offer to Exchange and the Acceptance Letter, unless you otherwise withdraw your Acceptance Letter before 11:59 p.m. Pacific daylight savings time, on September 13, 2001, we will cancel all options that you have tendered for exchange on September 14, 2001. The new options will be granted on a date that is at least six months and one day following the date we cancel the options accepted for exchange and will have an exercise price per share equal to the fair market value of Oak Technology's common stock on the date of grant.

     If you have any questions, or if you did not intend to submit the Acceptance Letter, please contact me.

     Remember, your Acceptance Letter is not revocable after September 13, 2001.

Thank you,

Karen Pereira
Stock Plan Administrator
408/328-6881